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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13D-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)


                                 Amendment No. 2


                                  BeFree, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   073308 10 8
                                   -----------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP No. 073308 10 8                13G                    PAGE  2  OF 10 PAGES
         ------------                                            ---    ---

(1)      NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         MATRIX PARTNERS V, L.P.

--------------------------------------------------------------------------------

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (A)   [  ]
                                                                  (B)   [  ]

--------------------------------------------------------------------------------

(3)      SEC USE ONLY

--------------------------------------------------------------------------------

(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE

--------------------------------------------------------------------------------

                        (5)   SOLE VOTING POWER

                              SEE ITEM 5
     NUMBER OF          --------------------------------------------------------
       SHARES           (6)   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                SEE ITEM 5
        EACH            --------------------------------------------------------
     REPORTING          (7)   SOLE DISPOSITIVE POWER
    PERSON WITH
                              SEE ITEM 5
                        --------------------------------------------------------
                        (8)   SHARED DISPOSITIVE POWER

                              SEE ITEM 5
--------------------------------------------------------------------------------

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         SEE ITEM 5
--------------------------------------------------------------------------------

(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                         [  ]

--------------------------------------------------------------------------------

(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         SEE ITEM 5

--------------------------------------------------------------------------------

(12)     TYPE OF REPORTING PERSON*

         PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 073308 10 8                13G                    PAGE  3  OF 10 PAGES
         ------------                                            ---    ---

(1)      NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         MATRIX V ENTREPRENEURS FUND, L.P.

--------------------------------------------------------------------------------

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (A)   [  ]
                                                                  (B)   [  ]

--------------------------------------------------------------------------------

(3)      SEC USE ONLY

--------------------------------------------------------------------------------

(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE

--------------------------------------------------------------------------------

                        (5)   SOLE VOTING POWER

                              SEE ITEM 5
     NUMBER OF          --------------------------------------------------------
       SHARES           (6)   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                SEE ITEM 5
        EACH            --------------------------------------------------------
     REPORTING          (7)   SOLE DISPOSITIVE POWER
    PERSON WITH
                              SEE ITEM 5
                        --------------------------------------------------------
                        (8)   SHARED DISPOSITIVE POWER

                              SEE ITEM 5
--------------------------------------------------------------------------------

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         SEE ITEM 5
--------------------------------------------------------------------------------

(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                         [  ]

--------------------------------------------------------------------------------

(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         SEE ITEM 5

--------------------------------------------------------------------------------

(12)     TYPE OF REPORTING PERSON*

         PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 073308 10 8                13G                    PAGE  4  OF 10 PAGES
         ------------                                            ---    ---

(1)      NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         MATRIX V MANAGEMENT CO., L.L.C.

--------------------------------------------------------------------------------

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (A)   [  ]
                                                                  (B)   [  ]

--------------------------------------------------------------------------------

(3)      SEC USE ONLY

--------------------------------------------------------------------------------

(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE

--------------------------------------------------------------------------------

                        (5)   SOLE VOTING POWER

                              SEE ITEM 5
     NUMBER OF          --------------------------------------------------------
       SHARES           (6)   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                SEE ITEM 5
        EACH            --------------------------------------------------------
     REPORTING          (7)   SOLE DISPOSITIVE POWER
    PERSON WITH
                              SEE ITEM 5
                        --------------------------------------------------------
                        (8)   SHARED DISPOSITIVE POWER

                              SEE ITEM 5
--------------------------------------------------------------------------------

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         SEE ITEM 5
--------------------------------------------------------------------------------

(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                         [  ]

--------------------------------------------------------------------------------

(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         SEE ITEM 5

--------------------------------------------------------------------------------

(12)     TYPE OF REPORTING PERSON*

         PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 073308 10 8                13G                    PAGE  5  OF 10 PAGES
         ------------                                            ---    ---

(1)      NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         W. MICHAEL HUMPHREYS

--------------------------------------------------------------------------------

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (A)   [  ]
                                                                  (B)   [  ]

--------------------------------------------------------------------------------

(3)      SEC USE ONLY

--------------------------------------------------------------------------------

(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES

--------------------------------------------------------------------------------

                        (5)   SOLE VOTING POWER

                              SEE ITEM 5
     NUMBER OF          --------------------------------------------------------
       SHARES           (6)   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                SEE ITEM 5
        EACH            --------------------------------------------------------
     REPORTING          (7)   SOLE DISPOSITIVE POWER
    PERSON WITH
                              SEE ITEM 5
                        --------------------------------------------------------
                        (8)   SHARED DISPOSITIVE POWER

                              SEE ITEM 5
--------------------------------------------------------------------------------

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         SEE ITEM 5
--------------------------------------------------------------------------------

(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                         [  ]

--------------------------------------------------------------------------------

(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         SEE ITEM 5

--------------------------------------------------------------------------------

(12)     TYPE OF REPORTING PERSON*

         IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 073308 10 8                13G                    PAGE  6  OF 10 PAGES
         ------------                                            ---    ---

ITEM 1(a)                  NAME OF ISSUER:

                           BeFree, Inc.

ITEM 1(b)                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           154 Crane Meadow Road, Suite 100
                           Marlborough, MA 01752

ITEM 2(a)                  NAME OF PERSONS FILING:

                           Matrix Partners V, L.P. ("Matrix V"); Matrix V Entrepreneurs Fund, L.P. ("Entrepreneurs", and together with Matrix V, the "Partnerships"); Matrix V Management Co., L.L.C. ("Management"), the general partner of each of the Partnerships; and W. Michael Humphreys ("Humphreys"), the managing member of Management who has sole voting and dispositive authority with respect to shares of BeFree, Inc. held of record by the Partnerships.

ITEM 2(b)                  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                           RESIDENCE:

                           The address of the reporting persons is:

                           1000 Winter Street Suite 4500
                           Waltham, MA 02451

ITEM 2(c)                  CITIZENSHIP:

                           Matrix V is a limited partnership organized under the laws of the State of Delaware. Entrepreneurs is a limited partnership organized under the laws of the State of Delaware. Management is a limited liability company organized under the laws of the State of Delaware. Mr. Humphreys is a citizen of the United States.

ITEM 2(d)                  TITLE OF CLASS OF SECURITIES:

                           Common Stock, par value $.01 per share (the "Common Stock").

ITEM 2(e)                  CUSIP NUMBER:

                           073308 10 8

ITEM 3                     DESCRIPTION OF PERSON FILING:

                           Not applicable.

ITEM 4                     OWNERSHIP(1):

                           (a)      AMOUNT BENEFICIALLY OWNED:

                                    See Item 5

                           (b)      PERCENT OF CLASS:

-------------
(1) As of December 31, 2000.

CUSIP No. 073308 10 8                13G                    PAGE  7  OF 10 PAGES
         ------------                                            ---    ---

                                    Matrix V:              See Item 5
                                    Entrepreneurs:         See Item 5
                                    Management:            See Item 5
                                    Mr. Humphreys:         See Item 5

                           (c)      NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                                    (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                                    See Item 5

ITEM 5                     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                           If this statement is being filed to report the fact that as of the date hereof the reportingperson has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

ITEM 6                     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                           ANOTHER ,PERSON:

                           Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                           Not applicable.

ITEM 8                     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                           GROUP:

                           Not applicable.

ITEM 9                     NOTICE OF DISSOLUTION OF GROUP:

                           Not applicable.

ITEM 10                    CERTIFICATION:

                           Not applicable.

CUSIP No. 073308 10 8                13G                    PAGE  8  OF 10 PAGES
         ------------                                            ---    ---


                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2002


                                            MATRIX PARTNERS V, L.P.



                                            By:  Matrix V Management Co., L.L.C.
                                                 General Partner



                                                 By: /s/ W. Michael Humphreys
                                                    ----------------------------
                                                    W. Michael Humphreys
                                                    Managing Member


                                            MATRIX V ENTREPRENEURS FUND, L.P.


                                            By:  Matrix V Management Co., L.L.C.
                                                 General Partner



                                                 By: /s/ W. Michael Humphrey
                                                    ----------------------------
                                                    W. Michael Humphreys
                                                    Managing Member


                                            MATRIX V MANAGEMENT CO., L.L.C.


                                                 By: /s/ W. Michael Humphrey
                                                    ----------------------------
                                                    W. Michael Humphreys
                                                    Managing Member


                                                /s/ W. Michael Humphrey
                                             -----------------------------------
                                                     W. Michael Humphreys